Exhibit 99.1

Shake Shack Announces Third Quarter 2018 Financial Results
- Total Revenue Grew 26.5% to $119.6 Million -
- System-wide Year-Over-Year Unit Growth of 31% -

NEW YORK, NY (Business Wire) — November 1, 2018 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the third quarter ended September 26, 2018, a period that included 13 weeks.
Financial Highlights for the Third Quarter 2018:

▪	Total revenue increased 26.5% to $119.6 million.

▪	Shack sales increased 27.2% to $115.9 million.

▪	Same-Shack sales decreased 0.7%.

▪
Operating income was $9.3 million, or 7.8% of total revenue, which included the impact of costs associated with Project Concrete and other one-time items totaling $1.5 million, resulting in a decrease of 11.9%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 20.7% to $29.9 million, or 25.8% of Shack sales.

▪
Net income was $6.9 million and net income attributable to Shake Shack Inc. was $5.0 million, or $0.17 per diluted share, which included an after-tax impact of $1.2 million related to Project Concrete and other one-time items and resulted in a $0.04 impact to earnings per diluted share.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 17.5% to $21.3 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 27.0% to $7.9 million, or $0.21 per fully exchanged and diluted share.

▪	Nine system-wide Shack openings, comprising seven domestic company-operated Shacks and two licensed Shacks.

* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income, and adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We’re pleased to report that Shake Shack’s overall growth remains strong as we head into the end of 2018. During the third quarter, we generated $119.6 million in Revenue, and delivered Adjusted EBITDA of $21.3 million with year on year increases of nearly 27% and 18%, respectively. The performance of both our new and existing Shacks and the incredible hard work of all our team members is resulting in a raise to our total revenue guidance for the full year 2018.”
Garutti concluded, "We expect to open 33 to 34 new domestic company-operated Shacks in 2018, ending the year with 123 to 124 Shacks, delivering approximately 37% unit growth on the prior year. Looking towards 2019, our preliminary estimate is to open between 36 and 40 new domestic company-operated Shacks. In our international licensed business, we are ramping up our efforts and focusing on our global expansion strategy and are thrilled to have entered into new licensing agreements for the Philippines, Mexico and Singapore with development agreements totaling over 50 Shacks over the next decade in these important regions. We are very pleased with the progress across our key initiatives which we believe will continue to fuel our strong financial performance.”

Development Highlights
During the quarter, the Company opened seven domestic company-operated Shacks, which included its first Shacks in Birmingham and Nashville. Additionally, the Company continued to expand in New York with Shack openings in the West Village, which included its first-ever Innovation Kitchen, and Williamsburg, as well as its second Shack in Denver. The Company also opened two licensed Shacks, which included an international licensed Shack in the City of London and a domestic licensed Shack in Atlanta at the Hartsfield-Jackson Airport.

Location	Type	Opening Date
Williamsburg, NY — Williamsburg	Domestic Company-Operated	July 1
London, United Kingdom — Mansion House	International Licensed	July 5
Highlands Ranch, CO — Highlands Ranch	Domestic Company-Operated	July 11
Birmingham, AL — The Summit	Domestic Company-Operated	August 22
Nashville, TN — Green Hills	Domestic Company-Operated	August 23
Potomac, MD — Cabin John	Domestic Company-Operated	September 6
Kansas City, MO — Country Club Plaza	Domestic Company-Operated	September 6
New York, NY — West Village	Domestic Company-Operated	September 18
Atlanta, GA — Hartsfield-Jackson Airport	Domestic Licensed	September 25
Subsequent to the end of the quarter, the Company has opened six Shacks, including its first Shack in Seattle. Additionally, the Company entered into two new licensing agreements, one for Singapore, with a plan to open ten Shacks over the next five years, and the other for Mexico, with a plan to open 30 Shacks over the next ten years; both to open their first Shacks in 2019.
Third Quarter 2018 Review
Total revenue, which includes Shack sales and licensing revenue, increased 26.5% to $119.6 million in the third quarter of 2018, from $94.6 million in the third quarter of 2017. Shack sales for the third quarter of 2018 were $115.9 million compared to $91.1 million in the same quarter last year, an increase of $24.8 million, or 27.2%, due primarily to the opening of 28 new domestic company-operated Shacks. Licensing revenue for the third quarter was $3.8 million, an increase of 7.3% from $3.5 million in the same quarter last year, due primarily to the opening of 17 new licensed Shacks.
Same-Shack sales decreased 0.7% for the third quarter of 2018 versus a 1.6% decline in the third quarter last year. The decrease in same-Shack sales consisted of a 4.0% decrease in guest traffic, as the Company continues to execute on its long-term growth strategy through increasing market share, partially offset by an increase in price and sales mix of 3.3%.The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the third quarter of 2018, the comparable Shack base included 54 Shacks versus 39 Shacks for the third quarter of 2017.
Average weekly sales for domestic company-operated Shacks decreased to $86,000 for the third quarter of 2018 compared to $91,000 for the same quarter last year, primarily due to the addition of newer Shacks at a broader range of average unit volumes.
Operating income decreased 11.9% to $9.3 million for the third quarter of 2018 from $10.6 million in the same quarter last year. Operating income margins decreased 340 basis points to 7.8%. These decreases included a number of one-time charges and costs related to Project Concrete totaling $1.5 million. Shack-level operating profit, a non-GAAP measure, increased 20.7% to $29.9 million for the third quarter of 2018 from $24.8 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 140 basis points to 25.8%. This decrease was primarily due to (1) increased labor and related expenses resulting from ongoing increases in minimum wages; (2) commissions paid as part of integrated delivery pilots; (3) higher repair and maintenance costs related to some mature, high-volume Shacks; and (4) the addition of new Shacks at a broader range of average unit volumes. These were partially offset by a decrease in rent expense due to an increase in the number of leases where the Company is deemed to be the accounting owner and for which less rent expense is recognized. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $13.2 million for the third quarter of 2018 from $9.2 million in the same quarter last year. The increase was primarily due to the Company's investment across the business, particularly in the addition of headcount to support its ongoing growth initiatives, including the Company's enterprise-wide system upgrade initiative Project Concrete, and $1.2 million of expense recognized during the quarter related to a legal settlement. As a percentage of total revenue, general and administrative expenses increased to 11.0% for the third quarter of 2018 from 9.7% in the third quarter last year. Excluding the costs associated with Project Concrete and other one-time charges, general and administrative expenses would have remained constant at 9.7% for the third quarter of 2018 compared to the third quarter last year.
Net income was $6.9 million, or 5.8% of total revenue, for the third quarter of 2018, compared to $7.9 million, or 8.3% of total revenue, for the same period last year. Net income attributable to Shake Shack Inc. was $5.0 million, or 4.2% of total revenue, for the third quarter of 2018, compared to $5.0 million, or 5.3% of total revenue, for the same period last year. Earnings per diluted share was $0.17 for the third quarter of 2018 compared to $0.19 for the same period last year. These decreases were a result of the aforementioned Project Concrete and other one-time charges incurred during the quarter.
Adjusted EBITDA, a non-GAAP measure, increased 17.5% to $21.3 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 140 basis points to 17.8% compared to 19.2% for the year ago period. This decrease was primarily due to the aforementioned items within Shack-level operating profit. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, increased 27.0% to $7.9 million, or $0.21 per fully exchanged and diluted share during the third quarter of 2018, compared to $6.2 million, or $0.17 per fully exchanged and diluted share during the third quarter of 2017. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Updated 2018 Outlook
For the fiscal year ending December 26, 2018, the Company is providing the following financial outlook:

▪	Total revenue between $450 million and $452 million (vs. $446 million to $450 million).

▪	Licensing revenue of approximately $13 million (vs. $12 to $13 million).

▪	Same-Shack sales of 0% to 1.0% year over year.

▪	Between 33 and 34 new domestic company-operated Shacks to be opened in fiscal 2018 (vs. 32 to 35).

▪	Between 14 and 16 net new licensed Shacks to be opened in fiscal 2018 (vs. 16 to 18, net).

▪	Average annual sales volume for total domestic company-operated Shacks between $4.2 million and $4.3 million (vs. $4.1 million to $4.2 million).

▪	Shack-level operating profit margin between 24.5% and 25.5%.

▪	General and administrative expenses between $48 million and $50 million, excluding Project Concrete and other one-time charges (vs. $49 to $51 million).

▪	Depreciation expense between $30 million and $31 million (vs. $31 million to $32 million).

▪	Pre-opening costs of approximately $13 million.

▪	Interest expense of approximately $2.5 million.

▪	Adjusted pro forma effective tax rate between 27% and 28% (vs. 26% to 27%).

Preliminary 2019 Outlook
For the fiscal year ending December 25, 2019, the Company is providing the following outlook:

▪	Between 36 and 40 new domestic company-operated Shacks to be opened in fiscal 2019.

▪	Between 16 and 18, net new licensed Shacks to be opened in fiscal 2019.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2018 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (800) 239-9838 or for international callers by dialing (323) 794-2551. A replay will be available after the call and can be accessed by dialing (844) 512-2921or for international callers by dialing (412) 317-6671; the passcode is 3162038. The replay will be available until November 8, 2018.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer.

"Average unit volume" or "AUV" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUV is calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUV allows the Company to assess changes in guest traffic and per transaction patterns at domestic company-operated Shacks.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 180 locations in 26 U.S. States and the District of Columbia, including 70 international locations including London, Hong Kong, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2018, preliminary outlook for fiscal 2019, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2017, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshack.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 26 2018		September 27 2017		September 26 2018		September 27 2017
Shack sales	$115,882	96.9%	$91,100	96.3%	$324,869	97.0%	$253,258	96.4%
Licensing revenue	3,765	3.1%	3,509	3.7%	10,176	3.0%	9,416	3.6%
TOTAL REVENUE	119,647	100.0%	94,609	100.0%	335,045	100.0%	262,674	100.0%
Shack-level operating expenses(1):
Food and paper costs	32,703	28.2%	25,760	28.3%	91,336	28.1%	71,646	28.3%
Labor and related expenses	31,232	27.0%	23,806	26.1%	87,651	27.0%	66,692	26.3%
Other operating expenses	13,496	11.6%	9,229	10.1%	36,536	11.2%	25,380	10.0%
Occupancy and related expenses	8,545	7.4%	7,522	8.3%	23,621	7.3%	20,741	8.2%
General and administrative expenses	13,151	11.0%	9,204	9.7%	37,547	11.2%	27,352	10.4%
Depreciation expense	7,439	6.2%	5,604	5.9%	20,905	6.2%	15,610	5.9%
Pre-opening costs	3,581	3.0%	2,670	2.8%	8,031	2.4%	6,961	2.7%
Loss on disposal of property and equipment	157	0.1%	204	0.2%	543	0.2%	317	0.1%
TOTAL EXPENSES	110,304	92.2%	83,999	88.8%	306,170	91.4%	234,699	89.3%
OPERATING INCOME	9,343	7.8%	10,610	11.2%	28,875	8.6%	27,975	10.7%
Other income, net	436	0.4%	229	0.2%	1,070	0.3%	622	0.2%
Interest expense	(592)	(0.5)%	(475)	(0.5)%	(1,770)	(0.5)%	(1,144)	(0.4)%
INCOME BEFORE INCOME TAXES	9,187	7.7%	10,364	11.0%	28,175	8.4%	27,453	10.5%
Income tax expense	2,241	1.9%	2,494	2.6%	5,679	1.7%	7,537	2.9%
NET INCOME	6,946	5.8%	7,870	8.3%	22,496	6.7%	19,916	7.6%
Less: net income attributable to non-controlling interests	1,921	1.6%	2,873	3.0%	6,359	1.9%	7,773	3.0%
NET INCOME ATTRIBUTABLE TO SHAKE SHACK INC.	$5,025	4.2%	$4,997	5.3%	$16,137	4.8%	$12,143	4.6%

Earnings per share of Class A common stock:
Basic	$0.17		$0.19		$0.58		$0.47
Diluted	$0.17		$0.19		$0.56		$0.46
Weighted-average shares of Class A common stock outstanding:
Basic	28,954		26,024		27,930		25,733
Diluted	29,883		26,477		28,820		26,248

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	September 26 2018	December 27 2017
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$29,295	$21,507
Marketable securities	$61,800	$63,036
Total assets	$592,322	$470,606
Total liabilities	$320,742	$246,127
Total equity	$271,580	$224,479

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 26 2018	September 27 2017	September 26 2018	September 27 2017
SELECTED OPERATING DATA:
Same-Shack sales growth	(0.7)%	(1.6)%	0.6%	(1.9)%
Shacks in the comparable base	54	39	54	39

Shack system-wide sales(1)	$177,138	$142,240	$492,987	$391,515

Average weekly sales
Domestic company-operated	$86	$91	$86	$90

Shack-level operating profit(2)	$29,906	$24,783	$85,725	$68,799
Shack-level operating profit margin(2)	25.8%	27.2%	26.4%	27.2%

Adjusted EBITDA(2)	$21,349	$18,170	$59,389	$49,720
Adjusted EBITDA margin(2)	17.8%	19.2%	17.7%	18.9%

Capital expenditures	$23,780	$16,193	$60,144	$41,179

Shack counts (at end of period):
System-wide	188	143	188	143
Domestic company-operated	107	79	107	79
Domestic licensed	11	10	11	10
International licensed	70	54	70	54

(1)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

(2)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 26 2018	September 27 2017	September 26 2018	September 27 2017
Operating income	$9,343	$10,610	$28,875	$27,975
Less:
Licensing revenue	3,765	3,509	10,176	9,416
Add:
General and administrative expenses	13,151	9,204	37,547	27,352
Depreciation expense	7,439	5,604	20,905	15,610
Pre-opening costs	3,581	2,670	8,031	6,961
Loss on disposal of property and equipment	157	204	543	317
Shack-level operating profit	$29,906	$24,783	$85,725	$68,799

Total revenue	$119,647	$94,609	$335,045	$262,674
Less: licensing revenue	3,765	3,509	10,176	9,416
Shack sales	$115,882	$91,100	$324,869	$253,258

Shack-level operating profit margin	25.8%	27.2%	26.4%	27.2%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands)	September 26 2018	September 27 2017	September 26 2018	September 27 2017
Net income	$6,946	$7,870	$22,496	$19,916
Depreciation expense	7,439	5,604	20,905	15,610
Interest expense, net	591	456	1,762	1,086
Income tax expense	2,241	2,494	5,679	7,537
EBITDA	17,217	16,424	50,842	44,149

Equity-based compensation	1,636	1,289	4,376	3,823
Deferred rent	813	240	521	767
Loss on disposal of property and equipment	157	204	543	317
Legal settlement(1)	1,200	—	1,200	—
Executive and management transition costs(2)	32	13	280	664
Project Concrete(3)	292	—	608	—
Costs related to relocation of Home Office(4)	2	—	1,019	—
ADJUSTED EBITDA	$21,349	$18,170	$59,389	$49,720

Adjusted EBITDA margin	17.8%	19.2%	17.7%	18.9%

(1)	Expense incurred to establish an accrual related to the settlement of a legal matter.

(2)
For the thirteen and thirty-nine weeks ended September 26, 2018, represents fees paid in connection with the search for the Company's open executive and key management positions, and other transition costs, including related equity-based compensation. For the thirteen and thirty-nine weeks ended September 27, 2017, represents fees paid to an executive recruiting firm and a non-recurring signing bonus paid upon the hiring of the Company's chief financial officer.

(3) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(4) Costs incurred in connection with the Company's relocation to a new Home Office, which is comprised of: (i) $326 of duplicative non-cash deferred rent, (ii) $672 net loss on the sublease of the Company's prior Home Office, including the write-off of certain fixed assets and (iii) $21 of administrative costs.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands, except per share amounts)	September 26 2018	September 27 2017	September 26 2018	September 27 2017
Numerator:
Net income attributable to Shake Shack Inc.	5,025	4,997	16,137	12,143
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	1,921	2,873	6,359	7,773
Legal settlement(2)	1,200	—	1,200	—
Executive and management transition costs(3)	32	13	280	664
Project Concrete(4)	292	—	608	—
Costs related to relocation of Home Office(5)	2	—	1,019	—
Tax effect of change in tax basis related to the adoption of ASC 606	—	—	(311)	—
Income tax expense(6)	(616)	(1,695)	(815)	(3,448)
Adjusted pro forma net income	$7,856	$6,188	$24,477	$17,132

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	29,883	26,477	28,820	26,248
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	8,090	10,693	8,998	10,882
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,973	37,170	37,818	37,130

Adjusted pro forma earnings per fully exchanged share—diluted	$0.21	$0.17	$0.65	$0.46

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of non-controlling interests and the recognition of net income attributable to non-controlling interests.

(2)	Expense incurred to establish an accrual related to the settlement of a legal matter.

(3)
For the thirteen and thirty-nine weeks ended September 26, 2018, represents fees paid in connection with the search for the Company's open executive and key management positions, and other transition costs, including related equity-based compensation. For the thirteen and thirty-nine weeks ended September 27, 2017, represents fees paid to an executive recruiting firm and a non-recurring signing bonus paid upon the hiring of the Company's chief financial officer.

(4) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(5) Costs incurred in connection with the Company's relocation to a new Home Office, which is comprised of: (i) $326 of duplicative non-cash deferred rent, (ii) $672 net loss on the sublease of the Company's prior Home Office, including the write-off of certain fixed assets and (iii) $21 of administrative costs.

(6)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 26.7% and 21.8% for the thirteen and thirty-nine weeks ended September 26, 2018, respectively, and 40.4% and 39.1% for the thirteen and thirty-nine weeks ended September 27, 2017, respectively. Amounts include provisions for U.S. federal and certain state and local income taxes, assuming the highest statutory rates apportioned to each applicable state and local jurisdiction.